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                                                                     EXHIBIT 4.6

                                 EARTHWEB INC.
                                 3 Park Avenue
                           New York, New York 10116

                                                                  April 29, 1998

Geoffrey W. Smith
130 West 79th Street, #2A
New York, NY 10116

                         Re: Compensatory Benefit Plan
                         -----------------------------

Dear Mr. Smith:

        In partial consideration of your consulting services provided to EarthWeb Inc. (the "Company") in the areas of corporate development, strategy, mergers and acquisitions and corporate finance, the Company hereby agrees to issue to you 3,818 shares of its common stock.

        It is understood that you will not perform services "in connection with the offer and sale of securities in a capital-raising transaction," as that phrase is used in the Securities Act of 1933, as amended (the "1933 Act"). The Company issues the shares to you pursuant to the exemption provided under Rule 701 of the 1933 Act, and the shares are therefore "restricted securities," as defined in Rule 144 of the 1933 Act. As a result, the shares may not be publicly resold except in compliance with the registration requirements of the 1933 Act or pursuant to an exemption from such registration requirements.

        If this letter is in accordance with your understanding of our agreement, please execute a copy of this letter in the space indicted below and return such copy to my attention as soon as possible.


                                        Very truly yours,

                                        /s/ Murray Hidary
                                        -----------------
                                        Murray Hidary
                                        Executive Vice President

ACCEPTED AND AGREED
AS OF THE DATE FIRST
WRITTEN ABOVE:

/s/ Geoffrey W. Smith
----------------------
Geoffrey W. Smith